Exhibit 14.1
Code of Ethics
For
Senior Financial Officers
A policy approved by the Board of Directors
Approval date: February 19, 2010
Effective date: May 16, 2003

I. Philosophy
The Board of Directors (“Board”) of Federal Home Loan Bank of Dallas (“Bank”) has adopted this Code of Ethics for Senior Financial Officers (“Code”) to promote honest and ethical conduct, proper disclosure of financial information in the Bank’s periodic reports and public disclosures, and compliance with applicable laws, rules and regulation by the Bank’s senior officers who have responsibilities for financial information of the Bank.
The obligations under this Code supplement, but do not replace, either the Code of Conduct and Ethics applicable to all employees of the Bank or the Conflict of Interest Policy adopted by the Board of Directors with respect to the Bank’s Affordable Housing Program.
II. Definitions
“Senior Financial Officers” means the Bank’s President, Chief Accounting Officer, Chief Operating Officer and EVP Finance, and such other officers as the Bank’s Board of Directors may from time to time designate.
III. Limits and Controls
Internal Controls and Procedures – Disclosure Controls and Procedures
The Bank complies with applicable rules and regulations of the Federal Housing Finance Agency as well as those promulgated by the Securities and Exchange Commission (“SEC”) governing disclosure of financial information and for assuring that press releases and communications with investors are fair and accurate. To assure this compliance, the Senior Financial Officers shall:
•	Establish and maintain internal controls and procedures and disclosure controls and procedures designed to assure that financial information is recorded, processed, and transmitted to those responsible for preparing periodic reports and other public communications containing financial information so that such reports and communications are complete, accurate and timely.

•	Carefully review each period report for accuracy and completeness before it is filed with, or submitted to, the SEC or any other regulatory agency, and carefully review each public communication containing financial information before it is released.

•	Promptly report to their superiors, and if necessary to effect the purposes of this Code to the Audit Committee of the Board of Directors and the Bank’s independent auditors, any material weakness in, or concerns regarding, the Bank’s internal controls and procedures or disclosure controls and procedures.

•	At all times comply with, and take all reasonable actions to cause others to comply with, applicable governmental laws, rules and regulations.
The Audit Committee of the Board of Directors shall approve any waiver under, or amendment of, this Code, and any such waiver or amendment shall be disclosed promptly to the extent required by law.
IV. Roles and Responsibilities
The Senior Financial Officers are responsible for:
•	carrying out their responsibilities honestly and with integrity, exercising at all times their best independent judgment; and

•	assuring full, fair, accurate, timely and understandable disclosure of relevant financial and related information to the Bank’s member-shareholders and investors in its debt securities.
In conjunction with these responsibilities, each Senior Financial Officer is responsible to be knowledgeable regarding this policy, and for providing an annual certification of review and compliance with the Code. In any case in which a Senior Financial Officer finds himself or herself with an actual or apparent material conflict of interest, the Senior Financial Officer shall report it to the Bank’s General Counsel.
The Bank’s General Counsel shall investigate any such reported material conflict of interest and will review the transaction or relationship for possible referral to the Audit Committee of the Board.
The Audit Committee of the Board shall review and determine how the situations involving a material conflict of interest should be resolved.
The Director of Human Resources is responsible for obtaining from each senior financial officer an annual certification that he or she has reviewed the most recent version of this Code, agrees to be bound by the terms of this Code, and during the preceding year, or since the date of employment for a newly hired officer, has at all times been in compliance with the requirements of this Code.
V. Compliance
Senior Financial Officers should promptly bring to the attention of the Audit Committee of the Board of Directors or to the full Board of Directors:

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•	any matter that could compromise the integrity of the Bank’s financial reports;

•	any disagreements with respect to any material accounting matter; and

•	any violation of this Code or of any law or regulation
The Audit Committee of the Board of Directors will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board of Directors appropriate action.
VI. Related Policies
Code of Conduct and Ethics for Employees
Corrective Action
Discharge for Cause
Financial Disclosure
Rules of Conduct
Treatment of Confidential and Proprietary Information

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